Exhibit 99.1

October 28, 2010

Douglas Dynamics Announces Appointment of Donald Sturdivant to Its Board of Directors

MILWAUKEE, Oct. 28, 2010 (GLOBE NEWSWIRE) — Douglas Dynamics, Inc.  (NYSE:PLOW), the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, today announced the appointment of Donald W. Sturdivant as a Class III independent director effective October 27, 2010. Mr. Sturdivant will serve as a member of the Compensation Committee, the Audit Committee and the Nominating and Governance Committee. He will replace Jeffrey Serota, who had been serving as a director since 2004 and was a member of the Compensation Committee.

James L. Janik, President and Chief Executive Officer of Douglas Dynamics commented, “We are glad to have Don joining our Board of Directors. His extensive experience in manufacturing and operations management, coupled with his outstanding business acumen will prove invaluable in the years to come. We look forward to working with him as we continue to grow our business as a public company.”

Mr. Sturdivant currently serves as Chief Executive Officer of Marietta Corporation and has significant management experience during his 24 year career in the manufacturing industry. Prior to assuming his current role, Mr. Sturdivant was an Executive Vice President of Graphic Packaging International where he held various positions over a seven year period. Mr. Sturdivant also served as Chief Operating Officer for Altivity Packaging Corporation. Earlier in his career, Mr. Sturdivant held positions of increasing responsibility at Fort James Corporation. Mr. Sturdivant holds an MBA from the Florida Institute of Technology, a B.S. from the University of Maine and served as a Chemical Corps Officer in the United States Army. He currently serves on the Board of Directors of AOT Super Holdings LLC.

Douglas Dynamics is the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, which consists of snowplows and sand and salt spreaders, and related parts and accessories. The Company sells its products under the WESTERN®, FISHER® and BLIZZARD® brands which are among the most established and recognized in the industry. Additional press releases and investor relations information is available at www.douglasdynamics.com.

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CONTACT:	Douglas Dynamics, Inc.
Bob McCormick
414-362-3868
investorrelations@douglasdynamics.com

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